Exhibit 99.2

TRANSATLANTIC PETROLEUM CORP.

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED) PREPARED IN ACCORDANCE WITH U.S. GAAP

TRANSATLANTIC PETROLEUM CORP.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

UNAUDITED

(Thousands of U.S. Dollars)

	September 30, 2008
	TransAtlantic Historical	Longe Historical	Purchase Accounting Adjustments		Private Placement Adjustments		Pro Forma Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$10,120	$1,421	$(3,115	) A	$42,500	J	$50,926

Other current assets	1,022	11,171	(8,841	) B	—		3,352

Total current assets	11,142	12,592	(11,956)		42,500		54,278
Property and equipment, net	2,143	52,410	(20,060	) C	—		34,493
Other assets	2,559	—	(114	) D	(127	) D	4,318
			2,000	A

Total assets	$15,844	$65,002	$(30,130)		$42,373		$93,089

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,519	$8,664	$370 D		$489	D	$3,548

			(7,494	) E

Other current liabilities	248	—	—		—		248

Total current liabilities	1,767	8,664	(7,124)		489		3,796

Long-term debt to related party	—	49,393	(49,393	) F	—		—

Total liabilities	1,767	58,057	(56,517)		489		3,796
Shareholders’ equity:
Members’ capital	—	6,945	(6,945	) G	—		—
Share capital	56,034	—	28,104	H	41,884	J	126,022

Warrants	747	—	5,228	I	—		5,975

Contributed surplus	6,077	—	—		—		6,077
Deficit	(48,781)	—	—		—		(48,781)

Total shareholders’ equity	14,077	6,945	26,387		41,884		89,293

Total liabilities and shareholders’ equity	$15,844	$65,002	$(30,130)		$42,373		$93,089

TRANSATLANTIC PETROLEUM CORP.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(Thousands of U.S. Dollars, except for share and per share amounts)

	Nine Months Ended September 30, 2008
	TransAtlantic Historical	Longe Historical	Pro Forma Adjustments	Pro Forma Consolidated
Expenses:
General and administrative	$2,526	$508	$—	$3,034
International oil and gas activities	1,005	257	—	1,262

	3,531	765	—	4,296
Interest and other income	(217)	—	—	(217)
Interest expense	39	132	—	171

Loss from continuing operations	$3,353	$897	$—	$4,250

Basic and diluted loss per share:
Continuing operations	$0.06			$0.04

Weighted average number of common shares outstanding:
Basic and diluted	61,471,175			108,004,022	K

TRANSATLANTIC PETROLEUM CORP.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of presentation

The following unaudited pro forma condensed consolidated financial statements give effect to the acquisition by TransAtlantic Petroleum Corp. (“TransAtlantic”) pursuant to a purchase agreement dated September 19, 2008 (the “Purchase Agreement”) of the shares of Longe Energy Limited (“Longe”), which is controlled by a shareholder and director of TransAtlantic, and the private placement of TransAtlantic common shares (the “Private Placement”). The transactions closed on December 30, 2008 (the “Closing Date”). Longe is a development stage company whose activity to date has been to acquire oilfield service equipment and exploration licenses in Morocco. Longe, a private Bermuda limited company, was incorporated on April 14, 2008. Pursuant to the terms of the Purchase Agreement, TransAtlantic acquired all of the issued and outstanding shares of Longe in consideration for 39,583,333 of its common shares and 10,000,000 common share purchase warrants of TransAtlantic. Consequently, Longe became an indirect wholly-owned subsidiary of TransAtlantic. Concurrently with the acquisition, TransAtlantic issued 35,416,667 common shares pursuant to the Private Placement.

The operations of Longe did not meet the definition of a business in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, and Emerging Issues Task Force No. 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business. Accordingly, assets acquired and liabilities assumed were recorded at their estimated fair values in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

As a result, all of the assets and liabilities of Longe have been reflected in the pro forma condensed consolidated financial statements at their respective fair values.

For purposes of these unaudited pro forma condensed consolidated financial statements, TransAtlantic has made an allocation of the purchase price to the assets acquired and liabilities assumed based on their fair values as of the Closing Date as described in Note 2 to these unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2008 gives effect to the Longe acquisition and Private Placement as if they occurred on September 30, 2008 and combines the historical balance sheets of TransAtlantic and Longe. The Longe balance sheet information was derived from its audited balance sheet as of November 30, 2008. The TransAtlantic balance sheet information was derived from its unaudited consolidated balance sheet as of September 30, 2008.

The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2008 is presented as if the Longe acquisition and Private Placement were consummated on April 14, 2008 and combines the historical results of TransAtlantic and Longe for the nine months ended September 30, 2008. The historical results of Longe were derived from its audited statement of operations for the period from April 14, 2008 (inception) through November 30, 2008. The historical results of TransAtlantic were derived from its unaudited interim consolidated statement of operations and comprehensive loss for the nine months ended September 30, 2008.

Accounting policies used in the preparation of the pro forma statements are consistent with those used in the audited financial statements of TransAtlantic as at and for the year ended December 31, 2007 and the unaudited financial statements of TransAtlantic for the nine months ended September 30, 2008. In the opinion of management, the pro forma statements include all the necessary adjustments for the presentation of the ongoing entity.

The historical financial statements for TransAtlantic exclude the results of discontinued operations.

The unaudited pro forma condensed consolidated financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had TransAtlantic and Longe been a consolidated company during the periods shown. The pro forma adjustments are based on information available at the time of the preparation of these unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements, including the notes thereto, should be read in conjunction with the historical audited financial statements of Longe for the period ended November 30, 2008 and the historical interim consolidated financial statements of TransAtlantic set forth in TransAtlantic’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and the audited consolidated financial statements and U.S. GAAP reconciliation set forth in TransAtlantic’s Annual Report on Form 20-F for the fiscal year ended December 31, 2007 .

TRANSATLANTIC PETROLEUM CORP.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

2. Details relating to the net assets purchased

The purchase price of the Longe acquisition is as follows:

(Thousands of U.S. Dollars)
Fair value of TransAtlantic common shares	$28,104
Fair value of TransAtlantic common share purchase warrants	5,228
Transaction costs	484

Total purchase price	$33,816

The fair value of TransAtlantic’s common shares used in determining the purchase price was $0.71 per share based on the closing price of TransAtlantic’s common shares on December 30, 2008. The fair value of the 10 million TransAtlantic common share purchase warrants was determined using the Black-Scholes pricing model with the following assumptions: stock price of $0.71; volatility of 169%; dividend rate of 0%; risk-free interest rate of 1.67%; and term of three years.

Transaction costs include fees for legal, accounting, exchange fees, printing and filing services, expenses related to the special committee formed of independent directors to evaluate and recommend the Longe acquisition and the Private Placement and the special shareholder meeting held to approve the Longe acquisition and the Private Placement.

Consistent with the purchase method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Longe based on their fair values as of the Closing Date. The allocation of net assets acquired is as follows:

(Thousands of U.S. Dollars)
Property and equipment	$32,350
Deposits on equipment	2,508
Other	128
Accounts payable	(1,170)

Total net assets acquired	$33,816

Under the terms of the Purchase Agreement, TransAtlantic assumed Longe’s existing work commitments for drilling and other exploratory activities under its exploration permits in Morocco estimated to be $34,300,000 which is expected to be incurred by the end of 2009.

3. Purchase accounting, Private Placement and other pro forma adjustments

The unaudited pro forma condensed consolidated financial statements do not include any adjustments for income taxes because the consolidated company is anticipated to incur taxable losses for the foreseeable future. There were no material adjustments to the unaudited pro forma condensed consolidated statement of operations.

The purchase accounting, Private Placement and pro forma adjustments are as follows:

(A)	These pro forma adjustments represent the reduction in Longe cash of $1,420,000 as of the Closing Date and the purchase of a $2,000,000 restricted certificate of deposit to collateralize a letter of credit for operations in Morocco. This pro forma adjustment also includes the repayment to TransAtlantic by Longe of a $305,000 account receivable for costs incurred in Morocco subsequent to September 30, 2008 but before the Closing Date.

(B)	This pro forma adjustment represents the elimination of $11,025,000 in related party accounts receivable, a closing condition pursuant to the Purchase Agreement and the recording of deposits totaling $2,508,000 on equipment orders as of the Closing Date and $19,000 of amortization of prepaid expense. This pro forma adjustment also includes the repayment subsequent to September 30, 2008 to TransAtlantic by Longe of a $305,000 account receivable for costs incurred in Morocco.

(C)	This pro forma adjustment represents the purchase price allocation based on the fair value of Longe’s oilfield service equipment and unproved crude oil and natural gas properties.

TRANSATLANTIC PETROLEUM CORP.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — CONTINUED

(D)	These pro forma adjustments represent an accrual for transaction costs of $1,100,000 of which $241,000 was shown as a deferred charge at September 30, 2008. Transaction costs have been allocated to the Longe acquisition and Private Placement transactions.

(E)	This pro forma adjustment represents accounts payable payments by Longe of $5,725,000 to vendors and $1,769,000 to related parties prior to the Closing Date. This transaction was a closing condition pursuant to the Purchase Agreement.

(F)	This pro forma adjustment represents the repayment of $49,393,000 in outstanding debt owed by Longe to Longfellow Energy, LP pursuant to a long-term promissory note before the Closing Date.

(G)	This pro forma adjustment represents the elimination of Longe’s historical members’ capital accounts.

(H)	This pro forma adjustment represents the issuance of 39,583,333 common shares of TransAtlantic pursuant to the Purchase Agreement at $0.71.

(I)	This pro forma adjustment represents the fair value of the 10,000,000 common share purchase warrants of TransAtlantic issued pursuant to the Purchase Agreement. (Note 2)

(J)	This pro forma adjustment represents the issuance of 35,416,667 common shares of TransAtlantic pursuant to the Private Placement at $1.20 per share less allocated estimated transaction expenses of $616,000.

(K)	Pro forma basic and diluted net loss per share from continuing operations is based on the TransAtlantic weighted average shares outstanding for the nine months ended September 30, 2008 and gives effect to the issuance of 75,000,000 common shares of TransAtlantic pursuant to the Longe acquisition and the Private Placement as if the shares had been issued on April 14, 2008 (inception).

Weighted average shares outstanding	61,471,175
Issued pursuant to the acquisition of Longe and concurrent Private Placement on a weighted average basis	46,532,847

Pro forma basic and diluted weighted average shares outstanding	108,004,022

4. Difference in accounting principles generally accepted in Canada and the United States

As a result of the reorganization of the capital structure which occurred in 2003, the deficit of TransAtlantic of $18,403,000 was eliminated under Canadian GAAP. Elimination of the deficit would not be permitted under U.S. GAAP. Share capital and deficit have been adjusted accordingly.

5. Subsequent event

On October 27, 2008, TransAtlantic announced its intention to make an all cash takeover offer (the “Offer”) for all of the shares in Incremental Petroleum Limited (“Incremental”), an international oil and gas company publicly traded on the Australian Stock Exchange. TransAtlantic Australia Pty. Ltd., a wholly-owned subsidiary of Transatlantic (“TransAtlantic Australia”) offered $1.05 Australian dollars in cash for each Incremental share. The Offer was conditional on TransAtlantic Australia obtaining a relevant interest in at least 75% of the Incremental shares and on a number of other conditions. On March 6, 2009, TransAtlantic announced that TransAtlantic Australia and N. Malone Mitchell, 3rd, chairman of TransAtlantic, own or had received acceptances to acquire 94% of Incremental’s shares pursuant to a revised cash offer of $1.085 Australian dollars for each Incremental share. The purchase price for all of Incremental’s issued and outstanding shares at $1.085 Australian dollars per share will be approximately $61.0 million Australian dollars. These pro forma financial statements do not include any pro forma adjustments relating to this transaction.